                                                                     Exhibit 4.2


                 AMENDMENT NO. 1 TO SHAREHOLDER RIGHTS AGREEMENT



         This Amendment No. 1 to Shareholder Rights Agreement (this "Amendment"), dated as of December 3, 1998, amends the Shareholder Rights Agreement dated as of December 20, 1994 (the "Rights Agreement") between Back Bay Restaurant Group, Inc., a Delaware corporation (the "Company"), and State Street Bank & Trust Company, a Massachusetts trust company (the "Rights Agent").

         WHEREAS, the Board of Directors of the Company has approved an amendment to the Rights Agreement pursuant to Section 26 thereof;

         NOW THEREFORE, in consideration of these premises, the mutual agreements herein set forth, and other good and valuable consideration, the sufficiency of which is hereby acknowledged by each party, the parties hereto hereby agree as follows:

1.       Amendments.

         1.1. The definition of "Acquiring Person" set forth in Section 1(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

                "(a) "Acquiring Person" shall mean, at the time any determination is to be made, any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 35% or more of the shares of Common Stock then outstanding; PROVIDED, HOWEVER, that the term "Acquiring Person" shall not include the Company, any Subsidiary of the Company, any employee benefit plan of either the Company or of any Subsidiary of the Company, any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, and that no Person shall become an Acquiring Person solely by virtue of a reduction in the number of Common Shares outstanding, unless subsequent to such reduction such Person or any Affiliate or Associate of such Person shall become the Beneficial Owner of additional shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all shareholders are treated equally; PROVIDED, FURTHER, that so long as the Agreement and Plan of Merger dated as of December 3, 1998 (as in effect from time to time, the "Merger Agreement") between the Company and SRC Holdings, Inc., a Delaware corporation ("Purchaser"), shall not have been terminated in accordance with its terms, the term "Acquiring Person" shall not include the Purchaser or any of its Affiliates or Associates as a result of the execution, delivery or performance by the parties thereto of (i) the Merger Agreement or (ii) the Voting and Shares Exchange Agreements by and between Purchaser and each member of Management (as defined in the Merger Agreement)."

         1.2. The last sentence of Section 2 of the Rights Agreement is hereby amended to read in its entirety as follows:




                                       B1

                "The Company may from time to time appoint such Co-Rights Agents as it may deem necessary or desirable, upon ten (10) days' prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and in no event be liable for, the acts or omissions of any such Co-Rights Agent."

         1.3. The second sentence of Section 25 of the Rights Agreement is hereby amended to read in its entirety as follows:

                "Subject to the provisions of Section 21, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Rights Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

                    State Street Bank & Trust Company
                    c/o Boston EquiServe Limited Partnership
                    150 Royall Street
                    Canton, MA  02021
                    Attention: Client Administration

                Notices or demands authorized by this Agreement to be given or made by the Company of the Rights Agent to the holder of any Rights Certificate (or, if prior to the Distribution Date, to the holder of certificates representing shares of Common Stock) shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company.

2. EFFECT OF AMENDMENT. Except as expressly amended hereby, the Rights Agreement shall remain in full force and effect.

3. GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of said state applicable to contracts made and to be performed entirely within said state.

4. COUNTERPARTS. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day first above written.



ATTEST:                         BACK BAY RESTAURANT GROUP, INC.



By  /s/ Sarah Bates             By  /s/ Irwin Chafetz
   -----------------------         -------------------------------------------
                                   Name: Irwin Chafetz
                                   Title: Chairman of the Special Committee of
                                          the Board of Directors


ATTEST:                         STATE STREET BANK & TRUST COMPANY,
                                as Rights Agent



By  /s/ Patti J. Lee            By  /s/ Stephen Cesso
   -----------------------         -------------------------------------------
                                   Name: Stephen Cesso
                                   Title: Vice President and Assistant Counsel




                                       -3-